 Exhibit 10.1

ASSET SALE AND PURCHASE AGREEMENT

             This ASSET SALE AND PURCHASE AGREEMENT (together with all Exhibits attached hereto, as any of the foregoing may be amended, consolidated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of the 5th day of December, 2018 (the “Execution Date”), by and between PROTEA BIOSCIENCES, INC., a Delaware corporation, and PROTEA BIOSCIENCES GROUP, INC., a Delaware corporation (collectively, the “Seller”), and AZURRX BIOPHARMA, INC., a Delaware corporation (“Buyer” or “AzurRx”). Seller and Buyer are each sometimes referred to individually herein as a “Party”, and collectively as the “Parties”.

RECITALS:

WHEREAS, Seller is engaged primarily in the business of developing and commercializing life science technologies, products and services focused on protein characterization, proteomics, metabolomics and small molecule analysis;

WHEREAS, on December 1, 2017 (the “Petition Date”), the Seller filed a voluntary petition for relief under Chapter 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended and in effect as of the Petition Date, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of West Virginia (the “Bankruptcy Court”), said petition being jointly administered at Bankruptcy Case No. 17-01200 (the “Bankruptcy Case”);

WHEREAS, the Buyer desires to purchase from Seller, and the Seller desires to sell to Buyer, the Purchased Assets (each as hereinafter defined) owned by the Seller, all in accordance with and subject to the terms and conditions of this Agreement (the “Transaction”);

WHEREAS, the Seller has determined that it is advisable, and in the best interests of its estate and creditors, to designate Buyer and to consummate the transactions provided for herein pursuant to a Final Order (as hereinafter defined) of the Bankruptcy Court to be entered in the Bankruptcy Case pursuant to, among other provisions, Section 105, 363(b), 363(f), and 365 of the Bankruptcy Code, authorizing the sale of the Purchased Assets as contemplated herein (the “Sale Order”);

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual and independent covenants, promises and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:
ARTICLE I.
Recitals, Definitions and Certain Usages

1.1 Recitals. The foregoing recitals are adopted by reference and made a part of this Agreement as though fully restated herein.

1.2 Definitions. The following words and phrases, when and where used in this Agreement, shall have the meanings ascribed to them as follows:

(a) “Agreement” means this Asset Sale and Purchase Agreement (including the Exhibits), as the same may, from time to time, be amended, modified, consolidated or supplemented in accordance with its terms.

(b) “Auction Sale” means the auction for the sale of the Purchased Assets conducted pursuant to the Bankruptcy Code which shall be subject to higher and better offers as approved by the Bankruptcy Court.

(c) “Bankruptcy Case” has the meaning ascribed to such term in the second WHEREAS clause set forth in the recitals to this Agreement.

(d) “Bankruptcy Code” has the meaning ascribed to it in the second WHEREAS clause set forth in the recitals to this Agreement, and shall include any amendment thereto from time to time after the Execution Date.

(e) “Bankruptcy Court” has the meaning ascribed to it in the second WHEREAS clause set forth in the recitals to this Agreement.

(f) “Buyer” has the meaning ascribed to it in the introductory paragraph.

(g) “Closing” has the meaning ascibed to it in Section 2.1.

(h) “Closing Conditions” has the meaning ascribed to it in Section 6.3.

(i) “Closing Date” has the meaning ascribed to it in Section 2.1.

(j) “Committee” means the committee of unsecured creditors in the Bankruptcy Case.

(k) “Consideration” has the meaning ascribed to it in Section 2.3.

(l) “Encumbrances” has the meaning ascribed to it in Section 2.7.

(m) “Excluded Liabilities” has the meaning ascribed to it in Section 2.2(b).

(n) “Final Order” means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Bankruptcy Case which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, re-argument or rehearing has expired and as to which no appeal, petition for certiorari or other proceeding for a new trial, re-argument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, re-argument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed or certiorari shall have been denied or a new trial, re-argument or rehearing shall have been denied or resulted in no modification of such order and the time to take any further appeal, petition for certiorari or move for a new trial, re-argument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure and/or the local rules of the Bankruptcy Court, may be filed relating to such order shall not cause such order not to be a Final Order.

(o)  “Initial Deposit” means Buyer’s initial deposit of Fifty Thousand Dollars ($50,000.00) for the Purchased Assets.

(p) “Legal Proceeding” means any claim, Liability, action, complaint, suit, litigation, arbitration, appeal, petition, demand, inquiry, hearing, proceeding, investigation or other dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any governmental body or any third person, and any appeal from any of the foregoing.

(q) “Liability” means any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, including all costs and expenses relating thereto, and “Liabilities” means all of the foregoing, collectively.

(r)  “Person” means an individual, corporation, parternship, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, governmental body or other entity or group.

(s) “Petition Date” has the meaning ascribed to it in the second WHEREAS clause set forth in the recitals to this Agreement.

(t) “Purchased Assets” means (i) any milestone payments, royalty payments and transaction value consideration due from AzurRX to Seller, and (ii) any and all rights to payment from AzurRX due to the Seller now or in the future from any and all sources whatsoever, including those future contingent interests in milestone payments, royalty payments, or transaction value consideration arising from that certain Stock Purchase and Sale Agreement, a copy of which is attached as Exhibit A, dated May 21, 2014 between the Sellers, AzurRX and a former affiliate of the Sellers, ProteaBio Europe SAS.

(u) “Sale Order” has the meaning ascribed to it in the fourth WHEREAS clause set forth in the recitals to this Agreement and Section 6.2(a).

(v) “Seller” has the meaning ascribed to it in the introductory paragraph.

(w) “Stock” means AzurRx’s common stock listed on the NASDAQ Capital Market under the ticker symbol “AZRX.” On November 27, 2018, the date of the Chapter 11 Auction Sale of the Purchased Assets, the last reported sale price for the Stock was $2.00 per share, and there were 16,940,462 issued and outstanding shares of Stock.

(x) “Transaction” has the meaning ascribed to it in the third WHEREAS clause set forth in the recitals to this Agreement.

1.3 Certain Usages. As used in this Agreement:

(a) the meanings of words and phrases used herein are equally applicable to the singular and plural forms of those terms where appropriate; and references to the masculine, feminine or neuter gender includes each other gender where appropriate;

(b) the word “dollar” or the symbol “$” refers to the legal tender of the United States of America;

(c) the words “herein,” “hereof,” “hereto,” “hereunder” and similar words refer to this Agreement; and

(d) the captions and headings contained in this Agreement are for convenience of reference only and shall not expand, limit or otherwise affect the provisions of this Agreement or the interpretation or applicability of such provisions.

ARTICLE II.
The Closing; Sale and Purchase of Assets

2.1 The Closing. The closing of the Transaction (the “Closing”) shall take place no later December 31, 2018, or on such other date as may be mutually agreed to by the Parties (the “Closing Date”), and shall take place at a location and time mutually agreed to by the Parties. TIME IS OF THE ESSENCE. Notwithstanding the actual time of the Closing on the Closing Date, the Closing shall be deemed, for accounting and financial reporting purposes, to have occurred as of 12:00 a.m. on the Closing Date.

2.2 Sale and Purchase of the Purchased Assets.

(a) At the Closing, the Seller shall sell, assign, transfer and/or deliver to the Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Assets.

(b)           Buyer shall not assume, take over, become liable for the payment or performance of, or agree to perform, and shall not be obligated to assume or otherwise discharge, any obligations or Liabilities of the Seller or its directors, officers, shareholders or agents (acting in such capacities) of any nature whatsoever, whether accrued or unaccrued (the “Excluded Liabilities”), and the Auction Sale of the Purchased Assets shall be free and clear of any Encumbrances. Without limiting the generality of the foregoing, the Excluded Liabilities shall include:

(i) all Liabilities of Seller relating to or otherwise arising, whether before, on or after the Closing Date, out of, or in connection with, any of the Excluded Assets;

(ii) all Liabilities of Seller arising out of or relating to any Legal Proceedings arising out of or in connection with events occurring on or prior to the Closing Date, no matter when raised;

(iii) all Liabilities of Seller under this Agreement;

(iv) all Liabilities of Seller based upon Seller’s acts or omissions occurring after the Closing Date;

(v) any claims (as defined in the Bankruptcy Code) arising prior to the Closing and not expressly assumed by Buyer pursuant to this Agreement;

(vi) all Liabilities of Seller for taxes of any nature whatsoever, except as otherwise set forth in this Agreement;

(vii) any payments due to any equity holders of the Seller in respect of management or other fees; and

(viii) all Liabilities arising from the operation of any successor liability laws, including “bulk sales” statutes, to the extent that non-compliance therewith or the failure to obtain necessary clearances would subject Buyer or the Purchased Assets to the claims of any creditors of Seller other than with respect to any Assumed Liabilities, or would subject any of the Purchased Assets to any Encumbrances or other restrictions.

2.3 Consideration. The aggregate consideration for the Purchased Assets (collectively, the “Consideration”) shall be the sum of One Million Five Hundred and Fifty Thousand Dollars and 00/100 ($1,550,000.00), comprised of Two Hundred and Fifty Thousand Dollars and 00/100 ($250,000.00) of cash and One Million Three Hundred Thousand Dollars and 00/100 ($1,300,000.00) in shares of the Stock valued at one cent ($.01) per share above the market price of the Stock as of the close of business on the Closing Date, as reported on the NASDAQ Capital Market. The Stock issued to Seller shall be “restricted shares” (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)), and will have the following restrictions:

●
None of the Stock may be transferred, sold, assigned, pledged or otherwise disposed of by Seller prior to July 1, 2019.

●
On and after July 1, 2019, through and including June 30, 2020, no more than one-sixth (1/6) of the Stock may be sold by Seller in any one (1) calendar month.

●
On and after July 1, 2020, the Stock may be transferred, sold, assigned, pledged or otherwise disposed of by Seller without restriction.

2.4           Allocation of Consideration. The Buyer and Seller agree to exert their best efforts prior to Closing to agree on a mutual allocation of the Consideration between the various Purchased Assets. In the event that Buyer and Seller are unable to timely agree upon such an allocation, Buyer and Seller agree that no allocation shall be referenced in this Agreement or in any other agreements or documents executed in connection with this Agreement, and the allocation of the Consideration between the various Purchased Assets will be determined by the Buyer at a future date with consideration to be given regarding appropriate tax issues.

2.5           Actions at the Closing. At the Closing, the following shall take place:

(a) the Buyer shall execute and deliver to the Seller a certificate stating that (i) all representations and warranties made by the Buyer in Section 3.1 hereof are true, accurate and complete as of the Closing Date, and (ii) the Buyer has performed and complied with all covenants and agreements to be performed and complied with by the Buyer under this Agreement at or prior to the Closing Date;

(b) the Seller shall execute and deliver to the Buyer a certificate stating that (i) all representations made by the Seller in Section 3.2 hereof are true, accurate and complete as of the Closing Date, (ii) the Seller has performed, and complied with all covenants and agreements to be performed and complied with by the Seller under this Agreement at or prior to the Closing Date; and (iii) the Seller will perform the covenants in Section 4.1 hereof.

(c) the Seller and the Buyer shall execute and deliver an acknowledgement that the Closing Conditions have been fulfilled to the satisfaction of the Seller and the Buyer or have otherwise been waived by the party benefiting from such Closing Condition(s);

(d) the Seller shall apply the Initial Deposit to the Purchase Price, and the Buyer shall pay the remaining $200,000 of the cash Consideration and deliver the specified number of shares of Stock, as mutually determined by the Buyer and Seller as of the Closing Date pursuant to the terms hereof.

(e) Buyer and Seller shall deliver such other assignments and other good and sufficient instruments of assumption and transfer, in form and substance satisfactory to Seller and Buyer, necessary or appropriate to transfer and assign the Purchased Assets to Buyer.

2.6           Transfer of Title; Transfer Taxes. All of Seller’s right, title and interest in and to the Purchased Assets shall be sold, conveyed, assigned, transferred and delivered by the Seller to the Buyer at the Closing, free and clear of all Encumbrances. All transfer, conveyance, sales, use, stamp and/or similar state and local taxes arising from the Transaction, if any, shall be shared equally between the Seller and the Buyer and paid at Closing. In the event that Closing is not delayed, the Buyer and Seller may agree that the Transaction be accomplished under Section 1146(a) of the Bankruptcy Code.

2.7           Free and Clear of Liens, Claims and Interests. Except to the extent specifically provided for in this Agreement, the Purchased Assets shall be sold, conveyed, assigned, transferred and delivered by the Seller to the Buyer at the Closing free and clear of all liens as authorized by the Bankruptcy Code, including, any and all liens, mortgages, pledges, security interests, real estate and personal property taxes, restrictions, judgments, prior assignments, Liabilities, obligations, encumbrances, charges, tenancies, licenses, covenants, successor or transferee Liabilities and claims of any and all nature and description whatsoever, including, without limitation, any of the foregoing arising under, related to or resulting from the Seller’s existing Contracts, leases, agreements and similar arrangements (collectively, “Encumbrances”).

2.8           Possession. Possession of the Purchased Assets shall be surrendered by the Seller and tendered to the Buyer pursuant to a fully executed and delivered Seller’s Closing Documents, as necessary, immediately following the Closing.

ARTICLE III.
Representations and Warranties

3.1 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the following statements are true, accurate and complete as of the Execution Date and as of the Closing Date, except that the representations and warranties contained in paragraph (c) of this Section 3.1 shall be made only as of the Closing Date:

(a)
The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Delaware and has the fully power and authority to carry on its business.

(b)
The Buyer has the full legal right, power and authority to execute and deliver this Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Buyer hereunder, and to perform fully its obligations hereunder and thereunder. This Agreement, and each other agreement, certificate and other writing executed and delivered (or to be executed and delivered) by the Buyer hereunder, have been (or will be) duly executed and delivered by the Buyer and are (and will be) the valid and binding obligations of the Buyer.

(c)
The officers, directors and/or shareholders of the Buyer, as required, have approved this Agreement and each agreement, certificate and other writing executed and delivered by the Buyer hereunder, and all actions to be taken in connection with the transactions contemplated by this Agreement, have been duly authorized on the part of the Buyer.

3.2
Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer that the following statements are true, accurate and complete as of the date hereof and as of the Closing Date:

(a) The Seller has all necessary corporate power and authority on behalf of the Seller and Seller’s estate to enter into this Agreement and, subject to Bankruptcy Court approval, to carry out the transactions contemplated hereby.

(b) All actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly and properly taken or obtained by Seller. No other action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements contemplated hereby. This Agreement has been duly and validy executed and delivered by the Seller and, assuming due and valid execution by Buyer, this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

(c) The Seller is authorized to convey the Purchased Assets pursuant to a Final Order of the Bankruptcy Court in the Bankruptcy Case to carry out the Transaction contemplated hereby.

(d) Neither the execution and delivery of this Agreement, nor the consummation of the Transaction contemplated herein by the Seller, nor compliance with any of the material provisions of this Agreement by Seller, will violate, conflict with or result in a breach of any material provision of Seller’s articles of incorporation, bylaws, or any other organizational documents of Seller.

(e) Seller represents that it is accepting the Stock for its own account, for investment purposes only and not with a view to distribution or resale to others in contravention of the registration requirements of the Securities Act.

ARTICLE IV.
Covenants

4.1 Covenants of Seller. As part of, and in connection with, the Transaction, the Seller covenants and agrees as follows:

(a) Negative Covenants. From the Execution Date until the Closing Date, Seller shall not, without the prior written consent of Buyer, or except as may be required by law or Seller’s filing of the Bankruptcy Case, take any action outside the ordinary course of business that would have a material adverse effect on the Purchased Assets.

(b) Cooperation. Seller shall cooperate in good faith with Buyer and its authorized representatives and attorneys: (i) in Buyer’s efforts to obtain all consents, approvals, authorizations, clearances and licenses required to carry out the Transaction contemplated by this Agreement or which Buyer reasonably deems necessary or appropriate; and (ii) in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the Transaction.

(c) Seller’s Efforts to Close. Subject to the provisions of Article V, Seller shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Section 6.2 to its or Buyer’s obligations under this Agreement to the extent that Seller’s action or inaction can control or reasonably influence the satisfaction of such conditions.

(d) Bankruptcy Proceedings. The Seller shall use commercially reasonable efforts to obtain entry, as promptly as practicable, of the Sale Order, general approval of the Transaction and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the Transaction contemplated hereby.

(e) Bankruptcy Code Section 363(m). The Buyer and the Seller acknowledge and agree that the Buyer is a “good faith purchaser” within the meaning of Section 363(m) of the Bankruptcy Code and is thereby entitled to the Bankruptcy Code protection afforded good faith, arm’s length purchasers. At its option and notwithstanding anything to the contrary contained in this Agreement, the Buyer may close this Transaction subsequent to the entry of the Sale Order and during the applicable period for appeal, without waiving the protection afforded the Buyer pursuant to Section 363(m) of the Bankruptcy Code. The Seller further acknowledges that the Buyer has negotiated in good faith and at arm’s length with the Seller.

4.2 Covenants of Buyer. As part of, and in connection with, the Transaction, the Buyer covenants and agrees as follows:

(a) Buyer’s Efforts to Close. Subject to the provisions of Article V, Buyer shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Section 6.1 to its or Seller’s obligations under this Agreement to the extent that Buyer’s action or inaction can control or reasonably influence the satisfaction of such conditions.

(b) Conduct Pending Closing. Prior to consummation of the Transaction contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Seller shall otherwise consent in writing, Buyer shall not take any action or fail or omit to take any action which would cause any of Buyer’s representations and warranties set forth in Section 3.1 to be inaccurate or untrue in any material respect as of the Closing.

(c) Cooperation by the Buyer. If the Seller shall transfer any of the Stock issued under this Agreement pursuant to Rule 144, the Buyer shall cooperate with the Seller and shall provide the Seller with such information and assistance (including, but not limited to, the timely delivery of an opinion of the Buyer's counsel to the Buyer's transfer agent) as the Seller shall reasonably request to timely effect such transfer. Without limiting the general nature of the foregoing obligation, the Buyer shall: (i) make and keep available public information, as those terms are contemplated by Rule 144 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act; (ii) timely file with the SEC all reports and other documents required to be filed under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iii) furnish to the Seller forthwith upon request a written statement by the Buyer as to its compliance with the reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Buyer, and such other information as the Seller may reasonably request in order to avail itself of any rule or regulation of the SEC allowing the Seller to sell the Stock issued to the Seller under this Agreement without registration.

ARTICLE V.
Appeal

5.1           Appeal of Sale Order. In the event an appeal is taken or a stay pending appeal is requested from the Sale Order, Seller shall immediately notify Buyer in writing of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders. In the event of an appeal of the Sale Order, Seller shall be primarily responsible for drafting pleadings and attending hearings as necessary to defend against the appeal.

ARTICLE VI.
Conditions of the Closing; Termination of Agreement

6.1           Conditions to Obligation of the Seller to Close. The obligation of the Seller to consummate the Transaction shall be subject to satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

(a) the Buyer shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to this Agreement;

(b) the representations and warranties of Buyer contained in Section 3.1 hereof shall be true, accurate and complete as of the Closing Date, with the same effect as though made at such date and time, except to the extent waived by the Seller, and the Buyer shall have performed and complied with all material covenants and agreements to be performed and complied with by the Buyer at or prior to the Closing Date;

(c) Buyer shall have tendered the Consideration, including delivering the shares of Stock required pursuant to Section 2.3, as evidence by a fully valid stock certificate delivered to Seller’s counsel, Christopher Schueller, Esq., Buchanan Ingersoll & Rooney, PC, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, PA 15219-1410;

(d) no injunction shall have been obtained restraining, delaying or prohibiting, and no suit, action or other legal proceeding shall be pending before any court, arbitral panel, or governmental authority in which it is sought to restrain, delay or prohibit, the consummation of any part of the Transaction contemplated by this Agreement; and

(e) the Sale Order shall have been entered and shall have become a Final Order.

6.2. Conditions to Obligation of the Buyer to Close. The obligation of the Buyer to consummate the Transaction shall be subject to satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Buyer in whole or in part at or prior to the Closing:

(a) the Bankruptcy Court shall have entered an order in form and substance satisfactory to Buyer authorizing the Sale (the “Sale Order”), and the Sale Order shall have become a Final Order;

(b) the Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to this Agreement;

(c) the representations and warranties of the Seller contained in Section 3.2 hereof shall be true, accurate and complete as of the Closing Date, with the same effect as though made at such date and time, except to the extent waived by the Buyer in writing, and the Seller shall have performed and complied with all covenants and agreements to be performed and complied with by the Seller, including, without limitation, the delivery and/or completion of those items set forth in Section 4.1(a) – (e), at or prior to the Closing Date;

(d) all actions by the Seller required by Section 2.5 hereof shall have been taken to the reasonable satisfaction of the Buyer;

(e) no injunction shall have been obtained restraining, delaying or prohibiting, and no suit, action or other legal proceeding shall be pending before any court, arbitral panel, or governmental authority in which it is sought to restrain, delay or prohibit, the consummation of any part of the Transaction contemplated by this Agreement; and

(f) the Purchased Assets shall be free and clear of all liens as authorized by the Bankruptcy Code, including any and all Encumbrances.

6.3 Commercially Reasonable Efforts. The conditions to the consummation of the Transaction set forth in Sections 6.1 and 6.2 hereof are herein collectively referred to as “Closing Conditions.” Neither the Seller, on the one hand, nor the Buyer, on the other hand, may assert the failure of any Closing Condition that has been caused by any action or failure to act by such party, it being understood and agreed that the parties will use all commercially reasonable efforts to ensure that all Closing Conditions are satisfied.

6.4 Waiver of Closing Conditions. Subject to the provisions of Section 6.3 hereof:

(a)           If any of the Closing Conditions specified in Section 6.1 hereof have not been fulfilled, the Seller may nevertheless, at its election, proceed with the Closing upon the consent of the Committee or Bankruptcy Court order; any such election to proceed with the Closing shall be evidenced by an executed certificate of the Seller and shall constitute a waiver of the applicable Closing Conditions by the Seller; and

(b) If any of the Closing conditions specified in Section 6.2 hereof have not been fulfilled, the Buyer may nevertheless, at its election, proceed with the Closing; any such election to proceed with the Closing shall be evidenced by a certificate of the Buyer executed by its authorized representative and shall constitute a waiver of the applicable Closing Conditions by the Buyer.

6.5 Termination of Agreement. This Agreement and the Transaction may be terminated at any time prior to the Closing Date as follows, and in no other manner:

(a) at any time prior to the Closing Date by the mutual written consent of the Seller, Committee and the Buyer or a Bankruptcy Court order;

(b) by the Seller by written notice to the Buyer if the Buyer materially breaches or violates any other provision of this Agreement and fails to cure such breach within thirty (30) days of such written notice;

(c) by the Buyer by written notice to the Seller if the Seller materially breaches or violates any provision of this Agreement or if any of the other requirements of the Agreement have not been satisfied;

(d) subject to the provisions of Sections 6.3 and 6.4 above, by Buyer or Seller, as applicable, in the event any of the conditions precedent to such party’s obligation to close set forth in Sections 6.1 and 6.2, respectively, have not been fulfilled as of the Closing Date; and/or

(e) by either the Seller or the Buyer by notice to the other Party if the Closing has not occurred on or before the Closing Date.

ARTICLE VII.
Miscellaneous

7.1 Entire Agreement; Amendments. This Agreement is intended by the Parties to be the final, complete and exclusive expression of the agreements and understandings between them relating to the subject matter hereof. This Agreement supersedes any and all prior oral or written agreements, understandings and negotiations between the Parties relating to the subject matter hereof, all of which agreements, understandings and negotiations are merged with and into this Agreement. No amendment, modification, recission, waiver, or release of any provision of this Agreement shall be effective unless set forth in writing and signed by the Party or Parties to be bound thereby and the Committee or is otherwise approved by the Bankruptcy Court. In the event of any conflict or apparent conflict between the terms of this Agreement and the terms and conditions of the Sale Order, the terms of the Sale Order shall control. Without limiting the foregoing, the terms of this Agreement and the terms of the Sale Order shall, to the fullest extent possible, be read and interpreted together, and, to the extent of any conflict or apparent conflict, each of said documents shall be interpreted to provide Buyer with the fullest rights available at law to acquire the Purchased Assets free and clear of all liens and Encumbrances.

7.2 No Third-Party Benefits Intended. The representations and warranties and covenants and agreements and undertakings contained in this Agreement are solely for the benefit of the Parties hereto and their respective successors and permitted assigns and, nothing herein, expressed or implied is intended to confer any rights on any other person.

7.3 Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation hereunder, this Agreement shall be construed in accordance with the immediately preceding sentence and no presumption or burden of proof shall favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.

7.4 Further Assurances. Each Party shall execute and deliver such instruments and take such other action as shall be reasonably required, or as shall be reasonably requested by any other Party, in order to carry out the Transaction and otherwise to give effect to this Agreement, at or prior to and after the Closing Date.

7.5 Choice of Law. This Agreement, and each other agreement, certificate and other writing executed and delivered hereunder, and the legal relations between the parties shall, in all respects, be governed by, and construed in accordance with, the laws of the State of West Virginia, without regard to principles of conflict of laws.

7.6 Notices. Any notices, consents or other communications by or between the Parties required or permitted hereunder shall be in writing, and shall be sufficiently given if hand delivered or sent by registered mail or certified mail, postage prepaid, by facsimile transmission with confirmed receipt or by overnight courier or delivery service addressed or sent by facsimile transmission as follows:

To the Seller:
Protea Biosciences Group, Inc.
100 Fleet Street – Suite 201
Pittsburgh, PA 15220
Attn: Leo Harris, Director
Email: Harris36@myactv.net

With a copy to:

Christopher Schueller, Esq.
Buchanan Ingersoll & Rooney, PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, PA 15219-1410
Email: christopher.schueller@bipc.com

To the Buyer:

Thijs Spoor
AzurRx Biopharma, Inc.
760 Parkside Avenue
Downstate Biotechnology Incubator, Suite 304
Brooklyn, NY 11226
Email: tspoor@azurrx.com
With copy to:

David C. McGrail, Esq.
McGrail & Bensinger LLP
888-C 8th Avenue #107
New York, NY 10019
Email: dmcgrail@mcgrailbensinger.com

Any Party may change such party’s address and/or facsimile number by giving notice of such change to the other Parties in accordance with this Section 7.6.

7.8           Assignments. The obligations and duties under this Agreement may not be assigned or transferred, in whole or in part, by operation of law or otherwise, by any Party and any attempt to do so shall be null and void. Notwithstanding the foregoing, the Buyer reserves the right to designate an assigne of this Agreement provided such assignee honors and fulfills its obligations and duties hereunder; however, any such assignment shall not relieve Buyer of any of its obligations under this Agreement.

7.9           Counterparts. This Agreement and any other agreement, certificate or other writing to be executed and delivered in connection with the Closing may be executed in one or more counterparts, and by different parties on different counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement, certificate or other writing, as the case may be, and shall become effective when one or more counterparts have been executed and delivered to each of the parties. One or more counterparts of this Agreement or any other agreement, certificate or other writing to be executed and delivered in connection with the Closing may be delivered by facsimile transmission or electronic mail with the intent that it or they shall constitute an original counterpart hereof or thereof.

7.10                      Other Activities by the Seller. Nothing contained in this Agreement shall restrict, limit or otherwise affect the right and ability of the Seller to use, operate, sell or otherwise dispose of the Excluded Assests.

7.11                      Binding Effect. This Agreement, and each other agreement, certificate and other writing executed and delivered hereunder, shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

7.12                      Transaction Costs. Each Party shall pay its own expenses in connection with this Agreement.

7.13                      Bulk Sales. The Parties agree to waive compliance with any “bulk sales” or similar laws that may be applicable to the Transaction to the extent permitted by law.

7.14                      Severability. The provisions of this Agreement shall not be deemed to be severable and the invalidity or unenforceability of any provisions of this Agreement shall, at the option of the Buyer, invalidate the other provisions hereof.

7.15                      Broker. Each Party hereto represents and warrants to the other Parties that it is has had no interaction or agreement with any broker for this Transaction which would result in or require the payment of a brokerage commission, other than Stone Pier Capital, which was retained by Seller and to whom Seller shall pay compensation as approved by the Bankruptcy Court.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by one of its duly authorized representative, all as of the day and year first above written.

SELLER:
PROTEA BIOSCIENCES, INC., a Delaware corporation

By: /s/ John W. Teitz
Name: John W. Teitz
Title: Chief Restructuring Officer

PROTEA BIOSCIENCES GROUP, INC., a Delaware corporation

By: /s/ John W. Teitz
Name: John W. Teitz
Title: Chief Restructuring Officer

BUYER:
AZURRX BIOPHARMA, INC.

By: /s/ Thijs Spoor
Name: Thijs Spoor
Title: President, Chief Executive Officer